EXHIBIT 99.2

MICRON TECHNOLOGY, INC. AGREES TO SELL $450 MILLION OF WARRANTS

    BOISE, Idaho—(Business Wire)—July 12, 2001—Micron Technology, Inc. (NYSE: MU), announced today that it has agreed to sell $450 million of warrants to purchase shares of the Company's Common Stock ($500 million, if the over-allotment option to purchase an additional $50 million of warrants is exercised in full). The warrants, which expire on May 15, 2008, are exercisable for an aggregate of approximately 26.2 million shares of Common Stock. The warrants were offered to investors at a price of $17.20 per warrant and are exercisable for shares of Common Stock at a price of $56.00 per share, for an aggregate purchase price of $73.20 per share upon exercise. The offering is to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. No other details were given. The offering is expected to close on July 18, 2001, subject to satisfaction of customary closing conditions.

    The net proceeds of the offering will be used for general corporate purposes, including for capital expenditures and working capital needs.

    This news release does not constitute an offer to sell or a solicitation to buy any of these securities. Any offers of the securities will be made only by means of a private offering circular. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements.

Contact:

  Micron Technology, Inc.
  Sean Mahoney, 208/368-4400
   smahoney@micron.com
  Web Site URL—  http://www.micron.com
  Fax-on-demand—800/239-0337